                                                                       EXHIBIT 1

Excerpt from Bolle's 1998 Annual Report on Form 10-K (SEC File# 000-23899):

"ITEM 13  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

MANAGEMENT SERVICES AGREEMENT

         In connection with the Spinoff, the Company entered into a Management Services Agreement with Lumen (the "Management Services Agreement"). Pursuant to the Management Services Agreement, Lumen agreed to provide certain management services to the Company, including services relating to overall management and strategic planning and direction, banking negotiations, treasury functions, investor relations, securities regulatory compliance, employee and general business insurance programs and asset acquisitions and sales. Pursuant to the Management Services Agreement, Lumen also agreed to make available to the Company the services of Mr. Martin E. Franklin and Mr. Ian G. H. Ashken. As compensation for its services, Lumen was entitled to receive a monthly fee of $60,000 and reimbursement for its identifiable reasonable out-of-pocket expenses incurred in connection with the performance of services under the Management Services Agreement. On September 23, 1998, the Company entered into Amendment No. 1 to Management Services Agreement, among the Company, Lumen and Marlin Holdings, Inc. ("Marlin"), of which Mr. Franklin is the Chairman, Chief Executive Officer and a principal stockholder and Mr. Ashken is the Vice Chairman and a principal stockholder, pursuant to which, in effect, Lumen assigned its rights and obligations under the Management Services Agreement to Marlin, which assumed Lumen's obligation thereunder, and the monthly management fee payable by the Company was reduced from $60,000 to $50,000. The Management Services Agreement was also amended to have an initial term of four years, and will thereafter be automatically renewed for successive one-year periods until terminated by either party upon 90 days' written notice. In connection with entering into such amendment, (i) the Company consented to the assignment and released Lumen from its obligations pursuant to the Management Services Agreement arising from October 1998 through the remainder of the term and (ii) Lumen assigned to the Company any and all claims it has or may have relating to certain litigation and the Company agreed to defend, indemnify and hold Lumen harmless against all claims, damages, losses, liabilities, cost and expenses incurred in connection with such litigation, including without limitation defending any counter-claims.

CONTRIBUTION AGREEMENT AND INDEMNIFICATION AGREEMENT

         In connection with the Spinoff, Lumen assigned to the Company all of Lumen's assets other than those related to the ORC Business (as defined in the Contribution Agreement) and certain other specified assets retained by Lumen, and the Company assumed all of Lumen's liabilities prior to the Spinoff other than those related to the ORC Business. In addition, pursuant to an Indemnification Agreement between Lumen, ILC Technology, Inc. and the Company (the "Bolle Indemnification Agreement") the Company is required to indemnify Lumen against all of Lumen's liabilities prior to the Spinoff other than substantially all liabilities related to the ORC Business. In October 1998, the Company entered into Amendment No. 1 to the Bolle Indemnification Agreement pursuant to which, among other things, the Bolle Indemnification Agreement was amended to clarify that the Company was not required to indemnify and hold Lumen harmless from and against losses incurred or arising from any environmental laws relating to Voltarc Technologies, Inc.

RELATIONSHIPS WITH DIRECTORS

         Employment Agreements.

         Each of Mr. Franck Bolle and Ms. Patricia Bolle Passaquay, both directors of the Company, is employed full-time by Societe Bolle SNC ("Bolle SNC"), an indirectly wholly owned subsidiary of the Company, as Director of International Operations and Director of Export Sales, respectively, pursuant to employment agreements with Bolle SNC. These agreements were originally entered into in July 1997 and were amended effective January 1, 1999. During 1998, the Company was committed to pay basic annual gross base remuneration in the French Franc equivalent of approximately $280,000, to be increased by a minimum of 3% annually after the first year. In addition, each of Mr. Franck Bolle and Ms. Patricia Bolle Passaquay is entitled to bonuses for the years 1997, 1998 and 1999 of 25% to 50% of his or her annual salary if the Company meets or exceeds its annual budgetary objectives. Each agreement shall continue until terminated by either party upon three-months prior written notice, provided, however, that if the Company terminates either agreement before July 9, 2000 for any reason other than gross or willful misconduct, the employee will be entitled to compensation equal to the salary that he or she would have received from the date of termination to July 9, 2000. Each agreement provides that if the employee terminates his or her employment, he or she will be restricted from competing against Bolle SNC for a period of up to three years following such termination and will be entitled to an additional monthly compensation equal to eight to ten percent of his or her last monthly salary during such period. The amendment, effective January 1, 1999, reduced the annual salaries of Mr. Franck Bolle and Ms, Patricia Bolle Passaquay to a level commensurate with their current duties of approximately $168,000 per year leaving the other terms of the agreements the same. The difference between the originally agreed salary levels and the new salaries for the remainder of the term of the agreements will be paid in cash in 1999.

         Mr. Kiedaisch, the Chief Executive Officer and a director of the Company, is employed full time pursuant to an employment agreement with the Company. See "EXECUTIVE COMPENSATION--Employment Agreement."

         Bolle Preferred Stock and Warrants. Each of Mr. Franck Bolle and Ms. Patricia Bolle Passaquay holds 12,614 shares of Series A Preferred Stock and 1,975 shares of Series B Preferred Stock, and Bolle Warrants for the purchase of up to 132,724 shares of Common Stock. Mr. Bolle and Ms. Bolle Passaquay may not sell their Series B Preferred Stock without the prior written consent of at least 90% of the then outstanding shares of the Series B Preferred Stock until the Company has redeemed all the shares of the Series B Preferred Stock or the Subordinated Debt (as defined below). For a description of the rights and preferences of the Bolle Series A and Series B Preferred Stock and a description of the Bolle Warrants, see "DESCRIPTION OF CAPITAL STOCK."

CERTAIN TRANSACTIONS

         Bolle France Acquisition. On July 10, 1997, Lumen acquired and contributed to the Company all of the issued and outstanding share capital of Bolle France, pursuant to the terms of the Share Purchase Agreement. Pursuant to the terms of the Share Purchase Agreement, Bolle acquired from the Sellers all of the issued and outstanding share capital of Bolle France, Bolle Diffusion Sarl and the related land, in exchange for approximately $54,700,000 consisting of the following, not including transaction expenses of approximately $3,600,000: (a) $31,000,000 in cash (the "Cash Consideration"); (b) warrants to the Sellers to purchase Lumen common stock which have since been exchanged for Bolle Warrants to purchase an aggregate of 663,618 shares of Common Stock with an exercise price of $9.95 per share; (c) ten thousand (10,000) shares of Lumen Series A Preferred Stock having an aggregate liquidation preference of approximately $9,300,000 issued pursuant to the terms of the Certificate of Designations of Lumen Series A Preferred Stock; (d) one hundred (100) shares of Common Stock valued at approximately $3,300,000, being the minimum value of the Common Stock to be issued to the Sellers pursuant to the Share Purchase Agreement; and (e) sixty-four thousand one hundred twenty (64,120) shares of Series A Preferred Stock having an aggregate liquidation preference of approximately $11,100,000 issued pursuant to the terms of the Certificate of Designations of the Series A Preferred Stock of the Company. On July 10, 1997, Lumen borrowed approximately $32,000,000, for the purpose of paying the Cash Consideration and certain" transaction expenses in connection with the purchase of Bolle France, pursuant to the terms of the Credit Agreement.

         The Share Purchase Agreement provides that none of the Sellers may dispose of their shares of Common Stock until July 9, 2000. If, on that date, the closing market price of the total number of shares then held by the Sellers is less than $3,301,500 (the "Minimum Value"), the Company shall pay on such date in cash or freely tradable stock the difference between the actual value of the shares and the Minimum Value. In addition, pursuant to letters dated July 9, 1997 and December 4, 1997 from Martin Franklin to the Sellers, including Mr. Franck Bolle and Ms. Patricia Bolle Passaquay, Mr. Franklin will refrain from selling any shares of Common Stock which he received pursuant to the Spinoff for so long as the Series B Preferred Stock shall not have been redeemed in full by the Company. In connection with the Spinoff, each of Mr. Franck Bolle, Ms. Patricia Bolle Passaquay, Ms. Christelle Roche and Ms. Brigitte Bolle were issued approximately 55,000 shares of Common Stock and each of Mr. Robert Bolle and Mr. Maurice Bolle were issued approximately 27,500 shares of Common Stock. All of the shares of Common Stock received by the Sellers, including Mr. Franck Bolle and Ms. Patricia Bolle Passaquay, pursuant to the Share Purchase Agreement and this dividend will bear the rights and obligations described above.

         Under the Share Purchase Agreement, each of the Sellers on the one hand, and the Company and Lumen on the other hand, are liable to fully reimburse and indemnify the other for any expense, damage, loss or liability arising from any breach of the terms of the Share Purchase Agreement by the indemnifying party, subject to certain minimum claim amounts which must be met for the indemnification provisions to take effect. In connection with the Spinoff, the Company agreed to assume all obligations and liabilities of Lumen to each Seller, including Mr. Franck Bolle and Ms. Patricia Bolle Passaquay, incurred by Lumen in connection with the purchase of Bolle France and Lumen shall then be released from all such obligations and liabilities. As a result, the Company became solely responsible for Lumen's indemnification obligations for breach of its representations and warranties made to the Sellers, including Mr. Franck Bolle and Ms. Patricia Bolle Passaquay, in the Share Purchase Agreement.

         Indebtedness to related parties. During the year ended December 31, 1997 and the interim period ended March 12, 1998, the Company was party to a revolving intercompany credit arrangement with Lumen. In connection with the Spinoff, Lumen repurchased all the shares of Lumen preferred stock held by the Company in exchange for the cancellation of intercompany debt owed by the Company to Lumen. At the time of the Spinoff the Company entered into the Credit Agreement and there are no further intercompany credit arrangements between Lumen and the Company.

             Consulting and Non-Compete Agreement. In connection with the Spinoff, pursuant to the transfers made from Lumen to the Company under the Contribution Agreement, the Company became party to the consulting and non-compete agreement entered into with Steve N. Haber, the former Chairman of the Board, Chief Executive Officer and President of Bolle America in November 1995. The following description refers to the parties' respective duties giving effect to the assignment of the consulting agreement to the Company. Pursuant to the agreement, as of January 1, 1997, Mr. Haber was hired as a consultant to the Company for annual compensation of $155,000 plus health and life insurance benefits for a period ending on December 31, 2000, extendible for an additional five years by mutual agreement of the parties. Such consulting agreement was terminated as of December 31, 1998 and during the first quarter of 1999, the Company paid the remaining amount due under the agreement to Mr. Haber. Mr. Haber also agreed, commencing on the effective date of the consulting agreement and continuing through December 31, 2005, not to compete against the Company in the eyewear or optical, opthalmic or optometric businesses in any geographic area in which the Company does business. As compensation for this noncompete agreement, Mr. Haber received an initial payment of $800,000 and will receive a payment of $100,000 per year commencing January 1, 1997 through December 31, 2005. Mr. Haber furthermore agreed not to disclose any of the Company's confidential information. The non-compete agreement remains in effect."

Excerpt from Bolle's Proxy Statement for its 1999 Annual Meeting of Stockholders
 (SEC File# 000-23899):

                            "CERTAIN RELATIONSHIPS
                            AND RELATED TRANSACTIONS

MANAGEMENT SERVICES AGREEMENT

         In connection with the Spinoff, the Company entered into a Management Services Agreement with Lumen (the "Management Services Agreement"). Pursuant to the Management Services Agreement, Lumen agreed to provide certain management services to the Company, including services relating to strategic planning and direction, banking negotiations, treasury functions, investor relations, securities regulatory compliance, insurance programs and asset acquisitions and sales. Pursuant to the Management Services Agreement, Lumen also agreed to make available to the Company the services of Mr. Martin E. Franklin and Mr. Ian G.
H. Ashken. As compensation for its services, Lumen was entitled to receive a monthly fee of $60,000 and reimbursement for its identifiable reasonable out-of-pocket expenses incurred in connection with the performance of services under the Management Services Agreement. On September 23, 1998, the Company entered into Amendment No. 1 to Management Services Agreement, among the Company, Lumen and Marlin Holdings, Inc. ("Marlin"), of which Mr. Franklin is the Chairman, Chief Executive Officer and a principal stockholder and Mr. Ashken is the Vice Chairman and a principal stockholder, pursuant to which, in effect, Lumen assigned its rights and obligations under the Management Services Agreement to Marlin, which assumed Lumen's obligation thereunder, and the monthly management fee payable by the Company was reduced from $60,000 to $50,000. The Management Services Agreement was also amended to have an initial term of four years, and will thereafter be automatically renewed for successive one-year periods until terminated by either party upon 90 days' written notice. In connection with entering into such amendment, the Company consented to the assignment and released

Lumen from its obligations pursuant to the Management Services Agreement arising from October 1998 through the remainder of the term.

CONTRIBUTION AGREEMENT AND INDEMNIFICATION AGREEMENT

         In connection with the Spinoff, Lumen assigned to the Company all of Lumen's assets other than those related to the ORC Business (as defined in the Contribution Agreement) and certain other specified assets retained by Lumen, and the Company assumed all of Lumen's liabilities prior to the Spinoff other than those related to the ORC Business. In addition, pursuant to an Indemnification Agreement between Lumen, ILC Technology, Inc. and the Company (the "Bolle Indemnification Agreement") the Company is required to indemnify Lumen against all of Lumen's liabilities prior to the Spinoff other than substantially all liabilities related to the ORC Business. In October 1998, the Company entered into Amendment No. 1 to the Bolle Indemnification Agreement pursuant to which, among other things, the Bolle Indemnification Agreement was amended to clarify that the Company was not required to indemnify and hold Lumen harmless from and against losses incurred or arising from any environmental laws relating to Voltarc Technologies, Inc.

RELATIONSHIPS WITH DIRECTORS

         Employment Agreements.

         Each of Mr. Franck Bolle and Ms. Patricia Bolle Passaquay, both directors of the Company, is employed by Societe Bolle SNC ("Bolle SNC"), an indirectly wholly owned subsidiary of the Company, as Director of International Operations and Director of Export Sales, respectively, pursuant to employment agreements with Bolle SNC. These agreements were originally entered into in July 1997. During 1998, the Company was committed to pay basic annual gross base remuneration in the French Franc equivalent of approximately $280,000, to be increased by a minimum of 3% annually after the first year. In addition, each of Mr. Franck Bolle and Ms. Patricia Bolle Passaquay is entitled to bonuses for the years 1997, 1998 and 1999 of 25% to 50% of his or her annual salary if the Company meets or exceeds its annual budgetary objectives. Each agreement shall continue until terminated by either party upon three-months prior written notice, provided, however, that if the Company terminates either agreement before July 9, 2000 for any reason other than gross or willful misconduct, the employee will be entitled to compensation equal to the salary that he or she would have received from the date of termination to July 9, 2000. Each agreement provides that if the employee terminates his or her employment, he or she will be restricted from competing against Bolle SNC for a period of up to three years following such termination and will be entitled to an additional monthly compensation equal to eight to ten percent of his or her last monthly salary during such period. Mr. Frank Bolle employment agreement was amended effective January 1, 1999, reducing his annual salary to a level commensurate with his current duties of approximately $168,000 per year leaving the other terms of the agreements the same. The difference between the originally agreed salary level and the new salary for the remainder of the term of the agreement will be paid in cash in 1999. Ms. Patricia Bolle Passaquay's employment is currently under review for possible amendment.

         Mr. Kiedaisch, the Chief Executive Officer and a director of the Company, is employed full time pursuant to an employment agreement with the Company.

         Bolle Preferred Stock and Warrants. Each of Mr. Franck Bolle and Ms. Patricia Bolle Passaquay holds 12,614 shares of Series A Preferred Stock and 1,975 shares of Series B Preferred Stock, and Bolle Warrants for the purchase of up to 132,724 shares of Common Stock. Mr. Bolle and Ms. Bolle Passaquay may not sell their Series B Preferred Stock without the prior written consent of at least 90% of the then outstanding shares of the Series B Preferred Stock until the Company has redeemed all the shares of the Series B Preferred Stock or the Subordinated Debt (as defined below). For a description of the rights and preferences of the Bolle Series A and Series B Preferred Stock and a description of the Bolle Warrants.

CERTAIN TRANSACTIONS

         Bolle France Acquisition. On July 10, 1997, Lumen acquired and contributed to the Company all of the issued and outstanding share capital of Bolle France, pursuant to the terms of the Share Purchase Agreement. Pursuant to the terms of the Share Purchase Agreement, Bolle acquired from the Sellers all of the issued and outstanding share capital of Bolle France, Bolle Diffusion Sarl and the related land, in exchange for approximately $54,700,000 consisting of the following, not including transaction expenses of approximately $3,600,000: (a) $31,000,000 in cash (the "Cash Consideration"); (b) warrants to the Sellers to purchase Lumen common stock which have since been exchanged for Bolle Warrants to purchase an aggregate of 663,618 shares of Common Stock with an exercise price of $9.95 per share; (c) ten thousand (10,000) shares of Lumen Series A Preferred Stock having an aggregate liquidation preference of approximately $9,300,000 issued pursuant to the terms of the Certificate of Designations of Lumen Series A Preferred Stock; (d) one hundred (100) shares of Common Stock valued at approximately $3,300,000, being the minimum value of the Common Stock to be issued to the Sellers pursuant to the Share Purchase Agreement; and (e) sixty-four thousand one hundred twenty (64,120) shares of Series A Preferred Stock having an aggregate liquidation preference of approximately $11,100,000 issued pursuant to the terms of the Certificate of Designations of the Series A Preferred Stock of the Company. On July 10, 1997, Lumen borrowed approximately $32,000,000, for the purpose of paying the Cash Consideration and certain transaction expenses in connection with the purchase of Bolle France, pursuant to the terms of the Credit Agreement.

         The Share Purchase Agreement provides that none of the Sellers may dispose of their shares of Common Stock until July 9, 2000. If, on that date, the closing market price of the total number of shares then held by the Sellers is less than $3,301,500 (the "Minimum Value"), the Company shall pay on such date in cash or freely tradable stock the difference between the actual value of the shares and the Minimum Value. In addition, pursuant to letters dated July 9, 1997 and December 4, 1997 from Martin Franklin to the Sellers, including Mr. Franck Bolle and Ms. Patricia Bolle Passaquay, Mr. Franklin will refrain from selling any shares of Common Stock which he received pursuant to the Spinoff for so long as the Series B Preferred Stock shall not have been redeemed in full by the Company. In connection with the Spinoff, each of Mr. Franck Bolle, Ms. Patricia Bolle Passaquay, Ms. Christelle Roche and Ms. Brigitte Bolle were issued approximately 55,000 shares of Common Stock and each of Mr. Robert Bolle and Mr. Maurice Bolle were issued approximately 27,500 shares of Common Stock. All of the shares of Common Stock received by the Sellers, including Mr. Franck Bolle and Ms. Patricia Bolle Passaquay, pursuant to the Share Purchase Agreement and this dividend will bear the rights and obligations described above.

         Under the Share Purchase Agreement, each of the Sellers on the one hand, and the Company and Lumen on the other hand, are liable to fully reimburse and indemnify the other for any expense, damage, loss or liability arising from any breach of the terms of the Share Purchase Agreement by the indemnifying party, subject to certain minimum claim amounts which must be met for the indemnification provisions to take effect. In connection with the Spinoff, the Company agreed to assume all obligations and liabilities of Lumen to each Seller, including Mr. Franck Bolle and Ms. Patricia Bolle Passaquay, incurred by Lumen in connection with the purchase of Bolle France and Lumen shall then be released from all such obligations and liabilities. As a result, the Company became solely responsible for Lumen's indemnification obligations for breach of its representations and warranties made to the Sellers, including Mr. Franck Bolle and Ms. Patricia Bolle Passaquay, in the Share Purchase Agreement.

             Consulting and Non-Compete Agreement. In connection with the Spinoff, pursuant to the transfers made from Lumen to the Company under the Contribution Agreement, the Company became party to the consulting and non-compete agreement entered into with Steve N. Haber, the former Chairman of the Board, Chief Executive Officer and President of Bolle America in November 1995. The following description refers to the parties' respective duties giving effect to the assignment of the consulting agreement to the Company. Pursuant to the agreement, as of January 1, 1997, Mr. Haber was hired as a consultant to the Company for annual compensation of $155,000 plus health and life insurance benefits for a period ending on December 31, 2000, extendible for an additional five years by mutual agreement of the parties. Such consulting agreement was terminated as of December 31, 1998 and during the first quarter of 1999, the Company paid the remaining amount due under the agreement to Mr. Haber. Mr. Haber also agreed, commencing on the effective date of the consulting agreement and continuing through December 31, 2005, not to compete against the Company in the eyewear or optical, opthalmic or optometric businesses in any geographic area in which the Company does business. As compensation for this noncompete agreement, Mr. Haber received an initial payment of $800,000 and will receive a payment of $100,000 per year commencing January 1, 1997 through December 31, 2005. Mr. Haber furthermore agreed not to disclose any of the Company's confidential information. The non-compete agreement remains in effect."